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                                  EXHIBIT 2.1


                          AGREEMENT TO EXCHANGE SHARES

         THIS IS AN AGREEMENT dated as of May 24, 1995, between VESPER CORPORATION, a Pennsylvania corporation ("Vesper"), and SL INDUSTRIES, INC., a New Jersey corporation ("SL").

                                   Background

         1. SL's wholly-owned subsidiary, SL Delaware, Inc., a Delaware corporation ("SL Delaware), owns all of the outstanding shares of capital stock (the "Shares") of SL LUBE/systems, Inc., a New Jersey corporation ("SL-Lube"). SL-Lube operates a business in Elmwood Park, New Jersey, which is engaged in the design, assembly, and sale of lubrication devices for industrial equipment (the "Business"). The Business does not fit into the strategic plan adopted by SL's Board of Directors in 1994.

         2. Vesper is interested in acquiring the Shares, because it perceives the Business as complementing its existing business. Vesper believes that the Business would be enhanced if owned by Vesper.

         3. Vesper and its affiliates hold a large number of shares of SL, constituting more than seven percent of the shares issued and outstanding.

         4. SL has determined that if it divests itself of the Shares in accordance with this Agreement, and thereby acquires 400,000 of the shares of SL which are held by Vesper and its affiliates, the combination of these transactions will provide SL a greater ability to focus its resources and attention toward the strategic plan which it has adopted.

                                   Agreements

         In consideration of the premises and the respective representations, warranties, and agreements set forth below, and intending to be legally bound, SL and Vesper agree as follows:

         I. EXCHANGE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), SL shall obtain from SL Delaware and assign and deliver the Shares to Vesper and Vesper shall assign and deliver to SL FOUR HUNDRED THOUSAND (400,000) shares of common stock of SL (the "SL Shares") which are now owned by Vesper.

         II. CLOSING - ANTICIPATED TIME OF CLOSING. The closing of the exchange of the Shares and the SL Shares (the "Closing") shall take place at 2:00 p.m. on May 24, 1995, at the offices of Earp, Cohn, Leone & Pendery, A Professional Corporation,
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located at The Rohrer Building, 222 Haddon Avenue, Westmont, New Jersey.  Such
time is of the essence of this Agreement. Upon completion of the Closing, the transfer of the Shares and the SL-Shares shall be deemed to be effective, for purposes of financial and tax reporting, immediately upon the close of business on the date of Closing.

         III. REPRESENTATIONS AND WARRANTIES BY SL. SL represents and warrants to Vesper (all such warranties and representations being as of the date of this Agreement and as of the date of Closing unless the context clearly specifies otherwise) as follows:

               A. OWNERSHIP OF SHARES. At the time of Closing, SL shall own the Shares free and clear of any claim, lien, option, charge, or encumbrance of any nature whatsoever. The Shares have been properly issued to SL Delaware by SL-Lube and are fully paid and non-assessable. The Shares, at the time of Closing, shall be properly issued to SL and shall be fully paid and non-assessable. The Shares constitute all of the issued and outstanding shares of capital stock of SL-Lube. No options, warrants, or other instruments or agreements exist which would give any other party any right to acquire the Shares from SL or SL Delaware or to acquire any other shares of SL-Lube or any other equity interest in SL-Lube.

               B. AUTHORITY. SL has full power and authority to convey the Shares to Vesper in accordance with this Agreement, so as to vest in Vesper, upon completion of the Closing, good and marketable title to the Shares, free and clear of any claim, lien, option, charge, or encumbrance. SL has taken all requisite action to authorize the execution, delivery, and performance of this Agreement by SL including, but not limited to, any and all action required pursuant to the New Jersey Business Corporation Act ("NJBCA") or under the rules and regulations of the New York Stock Exchange ("NYSE"). This Agreement has been duly executed and delivered by SL. This Agreement constitutes and, when executed and delivered, each of the other agreements, documents, and instruments to be executed and delivered by SL will constitute, valid and binding obligations of SL, enforceable against it in accordance with their respective terms.

               C. CORPORATE ORGANIZATION, ETC. SL and SL-Lube are corporations duly organized, validly existing, and in good standing under the laws of the State of New Jersey. SL-Lube has the corporate power to operate the Business as and where the Business is situated and is qualified to do business in all jurisdictions where the failure to so qualify could have a material adverse effect on SL-Lube and/or the Business.

               D. APPROVALS. No approval of any third party or governmental agency is required for the effective transfer of the Shares from SL to Vesper in accordance with all applicable laws.





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               E.    FINANCIAL STATEMENTS.  SL-Lube's balance sheet and
statements of income and cash flows as of July 31, 1994, and its balance sheet and statements of income and cash flows as of April 30, 1995, which have been provided to Vesper by SL and which have been used by the parties in negotiating and entering into this Agreement, copies of which are attached hereto as
Exhibit III, E, are accurate and complete in all material respects. Such financial statements have been prepared in accordance with generally-accepted accounting principles consistently applied throughout the periods presented. There has been no material adverse change in the Business or in the financial condition of SL-Lube since April 30, 1995. Since April 30, 1995, receivables of the Business have been collected, and inventory levels of the Business have been maintained, in accordance with the customary and ordinary business practices of SL-Lube. Prior to the Closing SL and SL-Lube will take appropriate action to cancel (not satisfy) all receivables and other obligations payable or otherwise owed by (i) SL-Lube to SL or any of its affiliates or (ii) by SL to SL-Lube.

               F.    LIABILITIES, LITIGATION, ETC.  Except as set forth in
Exhibit III, F, no litigation, proceeding, claim, or governmental investigation is pending or, to SL's knowledge, threatened against or relating to SL-Lube, SL Delaware, the Business, or the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will conflict with or result in a breach of any of the terms or conditions of, or constitute a default under, or result in the creation of any encumbrance under, any agreement, instrument, or obligation to which SL, SL Delaware, or SL-Lube is a party or any judgment, order, license, law (including, but not limited to, Chapter 10A of the NJBCA), rule, or regulation of any court, self-regulatory body or governmental agency.

               G. DISCLOSURE. No representation or warranty made by SL in this Agreement or as provided hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading. To the best of SL's knowledge after due inquiry, there are no material adverse facts relating to SL-Lube or the Business that are not disclosed herein or in the Public Documents (as defined herein).

               H. ASSETS. SL-Lube owns good and marketable title to or leases in its name all assets (i) used in the Business which are located at SL-Lube's Elmwood Park operating site or (ii) included in the April 30, 1995 balance sheet referred to in subparagraph E above, and all such assets are in good operating condition, normal wear and tear excepted.





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               I. TAXES.

                     (1) Except as set forth in Exhibit III, I hereof, SL-Lube, or the affiliated, combined or unitary group of which SL-Lube is or was a member, as the case may be (any entity which is or was a member of such group being collectively SL-Lube's "Tax Affiliates"), has timely filed all material tax reports and returns required to be filed in respect of the Business, operations and assets of SL-Lube. All such tax reports and returns are complete, accurate and in compliance with all relevant laws and regulations in all material respects, and none has been audited or otherwise examined by any governmental authority. SL Lube and its Tax Affiliates have paid and discharged all federal, state, local and foreign taxes, interest, penalties or other payments that are due and payable with respect to the assets of SL-Lube and the Business, operations and employees of SL-Lube.

                     (2) Except as set forth on Exhibit III, I hereof, neither SL-Lube nor its Tax Affiliates have received notice of any tax deficiency outstanding, proposed or assessed against SL-Lube (or in respect of any taxes for which SL-Lube would be liable), nor does SL-Lube or its Tax Affiliates have any knowledge of any basis for any tax deficiency or assessment, nor has SL-Lube or its Tax Affiliates executed any waiver of any statute of limitations on the assessment or collection of any tax. There are no tax liens upon, pending against or, to the best knowledge of SL-Lube or its Tax Affiliates, threatened against any of the assets of SL-Lube. SL-Lube (or its Tax Affiliates on behalf of SL-Lube) (i) has not agreed to or is required to make any adjustment pursuant to section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code") or any similar provisions of state, local or foreign law by reason of a change in accounting method initiated by SL-Lube;
(ii) has no knowledge that the Internal Revenue Service or any taxing authority has proposed any such adjustment or change in accounting method; or (iii) does not have any application pending with any taxing authority requesting permission for any change in accounting method that relates to the Business and operations of SL-Lube.

               J. ERISA; OTHER EMPLOYEE MATTERS.

                     (1) Exhibit III, J lists each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ["ERISA"] ("Employee Benefit Plan"), that SL-Lube maintains or to which SL-Lube contributes;

                     (2) Except as set forth on Exhibit III, J, each Employee Benefit Plan complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws;





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                     (3)   All required reports and descriptions have been
filed or distributed appropriately with respect to each Employee Benefit Plan;

                     (4) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan which is an employee pension benefit plan (within the meaning under section 3(2) of ERISA) and all contributions for any period ending on or before the date of Closing which are not yet due have been paid to each such employee pension benefit plan or accrued in accordance with past custom and practice;

                     (5) Except as set forth on Exhibit III, J, each Employee Benefit Plan which is an employee pension benefit plan meets the requirements of a "qualified plan" under section 401(a) of the Code and has received a favorable determination letter from the Internal Revenue Service as to its qualification; and

                     (6) The market value of assets under any Employee Benefit Plan which is an employee pension benefit plan equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with actuarial tables, factors and assumptions.

                     (7) Other than as referred to in Paragraph VII(D) hereof, SL-Lube has no outstanding severance obligation to any existing employee which would be triggered by a termination of employment.

               K. LABOR RELATIONS.

                     (1) No employees of SL-Lube are covered by any collective bargaining agreement.

                     (2) To the best of SL's knowledge after due inquiry, SL-Lube has complied, and is currently in compliance, in all material respects with applicable laws (including, without limitation, ERISA, as amended), rules and regulations relating to the employment of labor, including, without limitation, those relating to wages, hours, unfair labor practices, discrimination and payment of social security and similar taxes with respect to its employees.

                     (3) To the best of SL's knowledge after due inquiry, SL-Lube has not engaged in and is not currently engaging in, any unfair labor practice. Except as set forth on Exhibit III.F. hereof, no complaint against SL-Lube is currently pending or, to the best knowledge of SL, threatened before the National Labor Relations Board or any state or local labor agency by or on behalf of any employee of SL-Lube; no representation





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questions, arbitration proceedings, labor strikes, slow-downs or stoppages, material grievances or other labor troubles are currently pending or, to the best knowledge of SL, threatened with respect to any of SL-Lube's employees.

               L. COMPLIANCE WITH ENVIRONMENTAL LAWS. Neither SL, SL Delaware, nor SL-Lube has used, treated, stored or disposed of Hazardous Materials (as defined below) on any property now or previously owned or leased by SL-Lube (whether owned, leased, subleased or used by SL-Lube, the "Property") in violation of any Environmental Laws (as defined below), and, to the best of SL's knowledge, there have been no spills or releases of Hazardous Materials on or from the Property or any adjoining property, that, in any such case, could subject SL-Lube to liability. Knowledge of SL Delaware, SL-Lube, or both shall be deemed to be knowledge of SL. The Property and all operations conducted by SL-Lube on the Property have been in compliance with all Environmental Laws, and neither SL, SL Delaware or SL-Lube has received any notice, or is aware, of any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of any Environmental Law in connection with the occupancy of, or operations conducted, by SL-Lube at the Property. SL, SL Delaware and SL-Lube (as the case may be) have fully complied with the January 21, 1988 Administrative Consent Order (the "ACO"), have remediated the premises concerned fully under applicable law, and Vesper will not be subject to liability in any way arising out of or relating to the ACO or the Current ISRA Proceeding commenced in March, 1995, under the New Jersey Industrial Site Recovery Act, N.J.S.A. Section 13:1K-6 et seq. with respect to this transaction, pertaining to the property at 35 Market Street, Bergen County, New Jersey (the "Current ISRA Proceeding") or the facts or circumstances which gave rise to the ACO or the Current ISRA Proceeding.

         As used herein, "Environmental Laws" shall mean any and all statutes, regulations, permits, orders, and common law or other legal requirements pertaining to pollution or contamination of any type, including land, air, water (including ground water) and noise pollution or contamination, respecting Hazardous Materials or their emission or discharge to the land, air or water (including ground water) or otherwise concerning human health or the environment.

         As used herein, "Hazardous Materials" is defined cumulatively to include any and all hazardous or toxic wastes, substances or materials, of any type as these terms are defined under any and all federal, state and local laws and regulations.

               M. NO TAKING. SL and SL-Lube have not received notice of any pending, threatened, proposed or contemplated eminent domain or condemnation proceedings or similar taking, with or without payment of compensation therefor, or any pending or threatened rezoning affecting any real property utilized by SL-Lube.





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         IV.   REPRESENTATIONS AND WARRANTIES BY VESPER.  Vesper represents and warrants to SL (all such warranties and representations being as of the date of this Agreement and as of the date of Closing unless the context clearly specifies otherwise) as follows:

               A. OWNERSHIP OF SL SHARES. Vesper owns the SL Shares free and clear of any claim, lien, option, charge, or encumbrance of any nature whatsoever. Vesper and its affiliates acquired the SL Shares on the dates set forth in Exhibit IV, A, of this Agreement and, other than for transfers among affiliates of Vesper, have held the SL Shares continuously since such dates. Vesper warrants and represents that neither Vesper nor any of its affiliates is, and at no time during the five-year period preceding the date of this Agreement has been, the beneficial owner (as defined in Section NJSA Section 14:10A-3(d) of the NJBCA), directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding shares of capital stock of SL Industries, Inc., a New Jersey corporation.

               B. AUTHORITY. Vesper and its affiliates have full power and authority to convey the SL Shares to SL, and Vesper, respectively, in accordance with this Agreement, so as to vest in SL, upon completion of the Closing, good and marketable title to the SL Shares, free and clear of any claim, lien, option, charge, or encumbrance. All requisite action has been taken to authorize the execution, delivery, and performance of this Agreement by Vesper. This Agreement has been duly executed and delivered by Vesper.
This Agreement constitutes, and when executed and delivered each of the other agreements, documents, and instruments to be executed and delivered by Vesper and its affiliates will constitute, valid and binding obligations of Vesper and its affiliates, enforceable against each of them a party thereto in accordance with their respective terms.

               C. CORPORATE ORGANIZATION. Vesper is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.

               D. VESPER'S EXPERIENCE AND RESOURCES. Vesper and its affiliates are engaged in manufacturing and selling industrial products, and have considerable knowledge and expertise which can be utilized in analyzing the present condition of the Business, its prospects for the future, and the risks associated with an investment in the Business. Vesper and its executive management have acquired companies in the past and are familiar with the risks involved in business acquisitions. Vesper has resources, both within and outside its staff of executive and non-executive personnel, to conduct an appropriate investigation of SL-Lube and the Business. In addition to its review of the Public Documents (as defined below), and the financial statements listed in Exhibit III,





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E, Vesper and its authorized representatives have been given the opportunity to visit SL-Lube's facility and to ask questions of, and receive answers from, the corporate controller and executive vice president of SL, and the president of SL-Lube, to the extent that such persons possess such information, and Vesper and its authorized representatives have availed themselves of the opportunity to the fullest extent desired and have received answers to such questions.

               E. VESPER'S INFORMATION REGARDING SL. Vesper acknowledges its awareness that SL is a public company, that its shares are traded on the NYSE and other public markets, that it files regular reports with the Securities and Exchange Commission ("SEC"), and that it issues occasional press releases to report events concerning its business, and that it has under consideration, from time to time, other acquisitions and divestitures, such as Teal Electronics Corporation. Vesper has reviewed SL's Annual Report to Shareholders for its fiscal year ended July 31, 1994, its most recent proxy statement, its Form 10-K filed with the SEC for such fiscal year, its subsequent Forms 10-Q and other reports filed with the SEC, and its press releases issued since January 1, 1994 (the "Public Documents").

               F. NO RELIANCE BY VESPER. In entering into this Agreement, Vesper has not relied upon any representation, warranty, covenant, statement, or disclosure of any nature whatsoever, made by SL, SL-Lube, any employee or agent of SL or SL-Lube, or anyone else acting or purporting to act on behalf of SL or SL-Lube, except as is expressly set forth in this Agreement and its Exhibits, including without limitation paragraph IV (E) above, and in the financial statements, reports filed with the SEC, press releases, and other documents which are specifically referred to in this Agreement.

               G.    INVESTMENT INTENT.   With the exception of a disposition
which is intended to qualify as a tax-free transaction to, or a tax-free combination with, a direct or indirect subsidiary of Vesper, which is also a member of the affiliated group of corporations (within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended) of which Vesper is a member, there is no present plan or intention on the part of Vesper to : (1) sell, exchange, transfer by gift, or otherwise dispose of any of the SL-Lube stock to be received in the Exchange; or to sell or otherwise dispose of any of the SL-Lube assets, except for dispositions made in the ordinary course of its business. Following the Exchange, Vesper presently intends to cause SL-Lube to continue to undertake to do business in its present industry.

               H. DISCLOSURE. No representation or warranty made by Vesper in this Agreement or as provided hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading.





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         V.    CONDITIONS PRECEDENT TO SL'S OBLIGATIONS.  The obligations of SL at the Closing shall be subject to the satisfaction of the following conditions precedent at Closing (each of which may be waived by SL):

               A. ASSIGNMENT OF SL SHARES. Vesper shall issue irrevocable instructions to SL's transfer agent in form acceptable to SL instructing the transfer agent to transfer the SL Shares to SL, together with such other instruments as may be necessary and appropriate to transfer good title to the SL Shares to SL.

               B. NO ACTION. No action by any third party shall be pending or threatened which might delay or prevent the Closing.

               C. PERFORMANCE BY VESPER. Vesper shall have performed all of Vesper's obligations hereunder and there shall not have occurred any breach of any obligation, warranty, or representation of Vesper set forth in this Agreement. All representations and warranties of Vesper shall be true and correct as of Closing and SL shall have received a certificate of an authorized executive officer of Vesper to such effect.

               D. OPINION OF VESPER'S COUNSEL. SL shall have received from Vesper's outside counsel an opinion pertaining to such matters as SL shall reasonably request.

         VI. CONDITIONS PRECEDENT TO VESPER'S OBLIGATIONS. The obligations of Vesper at the Closing shall be subject to the satisfaction of the following conditions precedent at Closing (each of which may be waived by Vesper):

               A. INSTRUMENTS OF CONVEYANCE AND TRANSFER. Vesper shall receive from SL one or more certificates representing the Shares, together with such stock powers, signature guarantees, and other instruments as may be necessary and appropriate to transfer good title to the Shares to Vesper.

               B. NO ACTION. No action by any third party shall be pending or threatened which might delay or prevent the Closing.

               C. PERFORMANCE BY SL. SL shall have performed all of its obligations hereunder and there shall not have occurred any breach of any obligation, warranty, or representation of SL set forth in this Agreement. All representations and warranties of SL shall be true and correct as of Closing, and Vesper shall have received a certificate of an authorized executive officer of SL to such effect.

               D. ADVERSE CHANGE. Since April 30, 1995, there shall not have occurred any material adverse change in the condition of SL-Lube, the Business, or the tangible

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assets used in the operation of the Business, including, but not limited to, any material decrease in the receivables or inventory, or any material increase in the payables or inventory, of the Business other than in accordance with the ordinary course of SL-Lube's business. If any material adverse change, including, but not limited to, damage, loss, or destruction to any such assets occurs between the date of this Agreement and the Closing, Vesper shall have the right to terminate this Agreement by giving written notice to SL. If Vesper elects not to terminate this Agreement, or if damage, loss, or destruction occurs which is not material, the parties shall proceed to Closing pursuant to the terms of this Agreement except that at the Closing, SL shall pay over or assign to Vesper the proceeds of all fire and casualty insurance maintained by SL respecting such damage.

               E. OPINION OF SL'S COUNSEL. Vesper shall have received from SL's outside counsel an opinion pertaining to such matters as Vesper shall reasonably request.

         VII. FURTHER AGREEMENTS.  The parties further agree as follows:

               A. INVESTIGATION. After the execution of this Agreement and until the Closing occurs, SL shall allow Vesper and its agents, accountants, and attorneys, promptly upon request but during reasonable business hours, full access to the books and records of SL-Lube so that Vesper may investigate SL-Lube and the Business. Vesper shall hold confidential all information which Vesper may discover or to which it may be given access during such investigation. If this Agreement should terminate prior to Closing, Vesper shall continue to comply with the confidentiality agreement set forth in the preceding sentence; shall return to SL all books, records, and other information provided to it by SL or SL-Lube in connection with such investigation; and shall destroy all copies, summaries, analyses, and other work product (including information saved or stored in computers or electronic media) which have been compiled or produced on the basis of such information provided by SL or SL-Lube.

               B. CONDUCT OF BUSINESS PRIOR TO CLOSING. Between March 6, 1995 and until Friday, May 19, 1995, with the exception of the actions described in Paragraphs III(E) above and VII(D) below SL caused SL-Lube to conduct its business only in the ordinary course and to use its best efforts to preserve its organization intact, to keep available the services of SL-Lube's employees, and to preserve the goodwill of SL-Lube's suppliers, customers, and others having business relations with SL-Lube.

               C. TAX MATTERS. The tax treatment of the exchange described herein shall not be a condition to Closing, and each party shall bear its own taxes , if any, in respect thereof. SL represents that it and SL-Lube have filed consolidated federal income tax returns. SL shall prepare and file, at appropriate times after the Closing, tax returns of SL-Lube for periods ending on or prior to the Closing. SL shall pay and shall indemnify and hold harmless Vesper and its affiliates from and against any and all taxes (including interest and penalties thereof, if any) that may be imposed on or assessed against or otherwise claimed to be due from SL, SL-Lube or Vesper with respect to SL-Lube (i) for all periods up to and including the date of Closing and (ii) arising out of the inclusion of SL-Lube in any consolidated, combined or unitary group of which SL-Lube is or was a member on or prior to the date of Closing. Vesper shall prepare and file, or shall cause SL-Lube to prepare and file, at appropriate times after Closing, tax returns of SL-Lube for all periods ending after Closing. Vesper shall pay or cause SL-Lube to pay and shall indemnify and hold harmless SL and SL Delaware from and against any and all taxes (including interest and penalties thereon, if any) (a) that may be imposed on or assessed against either of them in connection with the Business or operations or assets of SL-Lube with respect to periods ending after the date of Closing (except for periods beginning before the date of Closing and ending after the date of Closing to the extent such taxes are attributable to SL-Lube, SL or SL Delaware pursuant to clause (i) of this Paragraph C) and (b) arising from any taxable income of SL-Lube after the date of Closing by reason of any election under section 338 of the Code, or under any similar tax provision which exists or which may come to exist under any federal or state tax law.

               D. EMPLOYEE SEVERANCE. Unless Vesper shall request otherwise, effective just prior to Closing on the Closing Date, SL shall cause SL-Lube to terminate the employment of Dorothy C. Stock, Peter D. Gans and John DeBlock. All employee severance, bonuses and vacation pay provided for in the latest financial statements, as well as any additional amounts accrued between the date thereof and Closing, of SL-Lube for those three (3) employees shall be paid by SL. Unless otherwise directed by Vesper, SL shall cause all officers of SL-Lube to resign effective immediately upon Closing.

               E. FURTHER ASSURANCES. Each party to this Agreement shall, upon request of any other party at any time after the Closing and without further consideration, execute and deliver such other documents and instruments and take such other action as may reasonably be requested to carry out more effectively the purpose and intent of this Agreement.

               F. CHANGE OF NAME. At the Closing, Vesper shall execute such documents as SL shall request to change the name of SL-Lube so that it does not contain the term "SL" or any other name or combination of letters which implies an affiliation with SL. As quickly as will be reasonably possible after the Closing, Vesper shall cause SL-Lube to discontinue the use of product literature, stationery, and similar information containing the term "SL."

               G. INSURANCE. After the Closing, Vesper shall cause SL-Lube to maintain product liability insurance policies covering the periods subsequent to Closing with primary limits which are at least as great as those reflected in insurance policies presently covering Vesper, and shall name SL as an additional insured on all such policies, with respect to products sold after Closing, for a period of ten (10) years following the Closing. Vesper shall provide proof of such insurance to SL annually. All such insurance policies shall provide that notice of cancellation shall be given to SL at least thirty (30) days prior to the cancellation of any such policy. After the Closing, SL shall maintain product liability insurance policies covering the periods subsequent to Closing with primary limits which are at least as great as those reflected in insurance policies presently covering SL-Lube, and shall name Vesper as an additional insured on all such policies, covering SL's obligations under Section VIII(B)(3), below, for a period of five (5) years following the Closing. SL shall provide proof of such insurance to Vesper annually. All such insurance policies shall provide that notice of cancellation shall be given to Vesper at least thirty (30) days prior to the cancellation of any such policy.

               H. NON-COMPETE. SL shall not, for a period of five (5) years from the date of Closing, use the name SL-Lube commercially or directly or indirectly compete with the Business anywhere in the world.

               I. REPURCHASE OF RECEIVABLES. SL shall purchase at book value from SL-Lube any receivable of SL-Lube included in the April 30, 1995 balance sheet or on the books of SL-Lube at Closing (in excess of reserves for uncollectibility as reflected on the April 30, 1995 balance sheet, with respect to receivables included in the balance sheet, and calculated in accordance with past practices of SL-Lube with respect to all other receivables listed on the books at Closing) which remains unpaid six (6) months following the date of Closing, provided that (1) all payments received following Closing are applied first to the oldest existing receivable (unless payment of a pre-Closing receivable is withheld as a result of a bona fide dispute arising out of events occurring prior to Closing); (2) SL-Lube continues to collect all receivables in the ordinary course of the Business following Closing; and (3) the failure to pay any such receivable does not arise out of a dispute which arises after the date of Closing related to any act or omission occurring after the date of Closing.

       VIII. INDEMNIFICATION. A. Vesper shall indemnify and defend SL and hold it harmless from and against any liability, obligation, loss, cost, damage, or expense (including reasonable attorneys' fees) (each hereinafter referred to as a "Loss" and collectively as "Losses") arising from or relating to (1) any misrepresentation or breach of covenant, warranty, or agreement made by Vesper herein or in any document delivered hereunder for a period of eighteen (18) months following Closing; or (2) post-Closing operations or activities of SL-Lube or the Business or the Property, whether or not arising as a result of the actions of Vesper or SL-Lube, including but not limited to a relocation of the Business, but only to the extent that any particular Loss exceeds One Thousand Dollars ($1,000.00).

               B. SL shall indemnify and defend Vesper and hold it harmless from and against any Loss, arising from or relating to:

               (1) any misrepresentation or breach of covenant, warranty, or agreement made by SL herein or in any document delivered hereunder for a period of eighteen (18) months following Closing; but only to the extent that any particular Loss exceeds One Thousand Dollars ($1,000.00); provided, however, that any Loss resulting from a misrepresentation or breach of any representation, warranty, covenant or agreement contained in Sections III (I), III (L), or VII(C) hereof shall not be subject to such eighteen (18) month limitation; or

               (2) operations or activities of SL or SL-Lube or the Business or the Property at any time prior to Closing, whether or not arising as a result of the actions of SL or SL-Lube, including without limitation any Loss relating to Environmental Matters (as defined below) or tax matters (except for any liability provided for in the April 30, 1995 balance sheet of SL- Lube attached hereto or any liability incurred in the ordinary course of operation of the Business between such date and Closing (other than employee claims for injury relating to events prior to Closing to the extent not covered by any insurance)), whether or not such liability or obligation is asserted prior to Closing, for a period of eighteen (18) months following Closing, but only to the extent that any particular Loss exceeds One Thousand Dollars ($1,000.00), provided, however, that any such Loss relating to Environmental Matters or tax matters shall not be subject to such eighteen (18) month limitation; or

               (3) any product liability claims relating to products sold by SL-Lube prior to Closing, for a period of five (5) years following Closing, but only to the extent that any particular Loss exceeds One Thousand Dollars ($1,000.00).

         As used in this Section VIII(B), a Loss relating to Environmental Matters shall be defined to include, without limitation, any liability, obligation, loss, cost, damage, or expense (including reasonable attorneys', consultant and engineering fees) assessed against, directed to be incurred by or otherwise incurred by Vesper related to (i) investigation, study or remediation or other response to (a) any violation of or non-compliance with any Environmental Law, or (b) to settle any claim against it made under any Environmental Law; and (ii) any claim or allegation, by whomever made, including by employees or former employees of SL, SL-Lube and SL Delaware, based upon, relating to or arising out of the generation, transportation, treatment, storage, disposal, purchasing, handling, discharge, release, use, presence of or exposure to any Hazardous Materials, including, without limitation, claims of personal injury, property damage, workers compensation, or non-compliance with any law, regulation, permit, order, common law or other legal requirement or otherwise.

               C. Except as otherwise set forth above or in Paragraph VIII(E), below, any provision herein to the contrary notwithstanding, an indemnifying party shall only be obligated to indemnify the indemnified party hereunder for Losses in excess of Ten Thousand Dollars ($10,000.00).

               D. No Loss shall be indemnifiable hereunder unless notice, as hereinafter provided, is made within the indemnification period expressly set forth in Paragraph VIII(A) or (B), as applicable. Within no more than ten (10) business days after an indemnified party (the "indemnified party") receives notice with respect to, or learns of, a Loss which the indemnified party believes is covered by this Paragraph VIII, the indemnified party shall notify the indemnifying party thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to the indemnified party otherwise than as to the particular Loss as to which indemnification is then being sought. In case any action is brought against the indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, reasonably assume the defense thereof, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and the actual active assumption of such defense, the indemnifying party will not be liable to such indemnified party under this Paragraph VIII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party. The indemnifying party shall have the right to settle any action against an indemnified party for which the indemnifying party is liable.

               E. Notwithstanding anything herein to the contrary, SL shall indemnify and hold Vesper harmless from and against any loss, cost, damage, or expense (including reasonable attorneys' fees) arising from or relating to the matter disclosed in Exhibit III, F.

         IX. MISCELLANEOUS. A. SURVIVAL. Notwithstanding any presumption to the contrary, all representations, covenants, warranties and agreements contained in this

Agreement shall survive the Closing, regardless of what investigation, if any, has been made by the party asserting a breach of any such representation, covenant, warranty or agreement, for the periods specified in Paragraph VIII, hereof.

               B. LAW; BENEFIT. The provisions of this Agreement shall be construed in accordance with the laws of the State of New Jersey. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

               C. ENTIRE AGREEMENT. This Agreement sets forth all of the promises, agreements, conditions, and understandings between the parties relative to the exchange of shares contemplated by this Agreement.

               D. CAPTIONS. The captions contained in this Agreement are intended to be used by the parties only for convenience. Such captions shall not be construed to affect the interpretation or meaning of this Agreement in any way.

               E. ASSIGNMENT. This Agreement may not be assigned by any party without the consent of the other.

               F. BROKERS AND FINDERS. Each party to this Agreement represents and warrants to the other that no broker or finder has acted for it in connection with this Agreement or the transactions contemplated hereby and that no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made by it.

               G. NOTICES. All notices or other communications to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, or THREE (3) business days after mailing with adequate postage by certified mail, return receipt requested, to the following addresses:

         If to Vesper:                          If to SL:

         Mr. Clifford J. Demarest               Mr. Ted D. Taubeneck
         Vesper Corporation                     SL Industries, Inc.
         11 Bala Avenue                         520 Fellowship Road, Suite 306
         Bala Cynwyd, Pennsylvania 19004        Mt. Laurel, New Jersey 08054

         With a copy to:                        With a copy to:

         Brian J. Sisko, Esquire                Susan E. Pendery, Esquire
         Klehr, Harrison, Harvey,               Earp, Cohn, Leone & Pendery
         Branzburg & Ellers                     A Professional Corporation
         1401 Walnut Street                     222 Haddon Avenue
         Philadelphia, PA  19102                Westmont, New Jersey 08108

or to such other address as the party to be notified shall have specified to the other parties by a notice given in accordance with the provisions of this paragraph.

               H. EXPENSES. Each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated by this Agreement, including (without limiting the generality of the foregoing) all legal and accounting fees and expenses.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


SL INDUSTRIES, INC.                        VESPER CORPORATION


By: /s/ TED D. TAUBENECK                   By: /s/ CLIFFORD J. DEMAREST
   ----------------------------               -------------------------------
   TED D. TAUBENECK,                          CLIFFORD J. DEMAREST,
   Executive Vice President                   President, Industrial Products


Attest: /s/ JACQUELINE T. FARINO           Attest: /s/ DOROTHY H. COLLINS
       -------------------------                  ---------------------------
        JACQUELINE T. FARINO                      DOROTHY H. COLLINS,
        Assistant Treasurer                       Assistant Secretary

                               INDEX TO EXHIBITS

    Exhibit           Item Exhibited
    -------           --------------
    III, E.           Financial Statements
    III, F.           Litigation
    III, I.           Taxes
    III, J.           ERISA Plans
    IV, A.            Dates of Acquisition of SL Shares Owned by Vesper

                                 EXHIBIT III, E


                              Financial Statements

                              EXHIBIT III, E

                              SL LUBE/systems, INC.
                              SL INDUSTRIES, INC.
                              Month Of April 1995



                                           MONTH OF             PERIOD ENDING
                                          APRIL 1995               4-30-95


INCOME STATEMENT
Sales:
  Domestic - Gross                       $111,031   80.69      $955,485   72.50
  International - Gross                    28,235   20.52       378,730   28.74
  Intercompany - Gross                          0                     0
     Total                                139,266  101.20     1,334,215  101.24
  Returns                                     301    0.22         5,721    0.43
  Allowances                                1,357    0.99        10,600    0.80
Total Net Sales                           137,608  100.00     1,317,894  100.00

Cost of Sales:
  Standard Cost of Goods Sold              46,774   33.99       457,369   34.70
  Manufacturing Variances                  (1,463)   1.06        (8,475)   0.64
  Other Adjustments                          (319)   0.23       (12,723)   0.97
     Total Cost of Goods Sold              44,992   32.70       436,171   33.10
Gross Margin                               92,616   67.30       881,723   66.90

Operating Expenses:
  Engineering                                   0    0.00             0    0.00
  Research & Development                        0    0.00         4,062    0.31
  Administrative & General                 43,923   31.92       331,405   25.15
  Selling                                  23,548   17.11       234,378   17.78
  Delivery                                    749    0.54         6,233    0.47

Total Operating Expenses                   68,220   49.58       576,078   43.71

Operating Profit                           24,396   17.73       305,645   23.19

Other Income (Expense), Net                     0    0.00         8,664    0.66

Pre-Tax Profit                             24,396   17.73       314,309   23.85
Provision for Income Tax                    9,838    7.15       126,307    9.58
Income before Corp Allocation              14,558   10.58       188,002   14.27

Corporate Allocation, Net                  (4,159)   3.02        (7,109)   0.54
Net Income (Loss)                         $10,399    7.56      $180,893   13.73

                          EXHIBIT III, E

                          SL LUBE/systems, INC.
                          SL INDUSTRIES, INC.
                          MONTH OF APRIL 1995


                                              PERIOD ENDING
BALANCE SHEET                                      04-30-95

     ASSETS
Cash                                                   $450
(Drafts Payable)                                    (13,655)
Marketable Securities                                     0
  Total Cash                                        (13,205)
Accounts Receivable                                 205,614
(Allowance)                                             (54)
Intercompany Receivables                                  0
  Net Receivables                                   205,560
Recoverable Income Taxes                                  0
Inventories                                         159,164
Prepaid Expenses                                      3,772
Deferred Income Taxes                                     0
  Current Assets                                    355,291

Gross Fixed Assets                                  375,419
(Acc. Depreciation)                                (267,557)
  Net Fixed Assets                                  107,862

Investment in Subs.                                       0
Long-Term Notes Rec.                                      0
Deferred Income Taxes                                     0
Other Assets & Def. Charges                               0
Intangible Assets, Net                                    0
     Total Assets                                  $463,153

     LIABILITIES
Short-term Bank Debt                                     $0
Current Portion L/T Debt                                  0
Accounts Payable                                     37,253
Dividends Payable                                         0
Intercompany Payables                                 3,540
Accrued Liabilities                                 122,647
Accrued Income Taxes                                (32,847)

  Current Liabilities                               130,593

Long-Term Debt                                            0
Long-Term Liabilities                                     0
Deferred Income Taxes                               (25,281)
Deferred Compensation                                     0

  Total Liabilities                                 105,312

     NET WORTH
Inter-co Cash (Adv) Pay                          (1,586,311)
Corporate Alloc Payable                             285,496
Common Stock                                            100
Capital in Excess                                   483,834
(Treasury Stock)                                          0

Retained Earnings-Beg.                              993,829
Profit or (Loss)                                    180,893
(Dividends Declared)                                      0
Retained Earnings - End.                          1,174,722
  Total Net Worth                                   357,841
     Total Liab and N.W.                           $463,153

                                            EXHIBIT III, E

                                            SL LUBE/systems, INC.
                                            MONTH OF APRIL 1995
                                            STATEMENT OF CASH FLOWS
                                                    (000)


                                                   CURR.      YTD
OPERATING ACTIVITIES:                              MONTH      ACT
NET INCOME (LOSS)                                     10      181
ADJUSTMENTS TO RECONCILE NET
INCOME(LOSS) TO NET CASH
PROVIDED BY OPERATING ACTIVITIES:
 DEPRECIATION                                          2       16
 AMORITIZATION                                         0        9
 PROV FOR LOSSES ON A/R                                0       (9)
CHANGES IN OPERATING ASSETS
AND LIABILITIES INCR(DECR):
 CASH                                                 (6)      (2)
 CORPORATE ALLOCATION                                  7       68
 ACCOUNTS RECEIVABLE                                   1      (47)
 INVENTORIES                                          (3)      (4)
 PREPAID EXPENSES                                     (1)      (2)
 ACCOUNTS PAYABLE                                    (12)      19
 OTHER ACCRUED LIABILITIES                             6       22
 ACCRUED INCOME TAXES                                (20)     (27)
 INCR(DECR) IN DEFFERRED INC TAXES                     0       (3)
 LOSS(GAIN) ON SALES OF EQUIPMENT                      0        0

NET CASH PROVIDED(USED) BY OPERATION                 (16)     221

INVESTING ACTIVITIES:
 PROCEEDS FROM SALE OF EQUIPMENT                      -3      -40
 PURC OF PROP PLANT & EQUIPMENT                        0        0

NET CASH PROV(USED) BY INVEST ACT                     (3)     (40)

FINANCING ACTIVITIES:
 PAYMENTS ON SHORT & LONG TERM DEBT                    0        0

NET CASH PROVIDED(USED) BY FINANCING
ACTIVITIES                                             0        0

NET INCREASE(DECREASE) IN CASH ADVANCES              (19)     181

INTERCOMPANY RECV-BEGIN OF PERIOD                  1,605    1,405

INTERCOMPANY RECV-END OF PERIOD                    1,586    1,586

                                List of Exhibits
                   Omitted From Agreement to Exchange Shares

         Upon request, the Registrant shall furnish supplementally a copy of any omitted Exhibit to the Commission.


         Exhibit III, F     Description of Exceptions to Litigation Representation
         --------------

         Exhibit III, I     Description of Exceptions to Tax Representation
         --------------

         Exhibit III, J     Description of Exceptions to ERISA Plan Representation
         --------------

         Exhibit IV, A      Dates of Acquisition of Shares of Registrant Owned by Vesper Corporation
         -------------